EXHIBIT 10.3

Fintel (USA) Limited

602 Nan Fung Tower, 173 Des Voeux Road Central, Central District, Hong Kong

Tel: (852) 2868 0668 Fax: (852) 2877 5021

May 31, 2013

Sancon Resources Recovery, Inc.

602 Nan Fung Tower

173 Des Voeux Road Central

Central District

Hong Kong

Attention: Mr. Francis Bok

Dear Sir,

We are pleased to outline the service we are prepared to provide to your company and the related fee below:

Service to be provided:

1.	Preparation of financial statements;
2.	Preparation of the required quarterly and annual filings;
3.	Coordination with the auditor on audit and review of financial statements and filings;
4.	Coordination with filing agent on matters relating to filing of required reports and forms;
5.	Coordination with stock transfer agent on issuance and transfer of share certificates;
6.	Communication with legal advisors on the normal operation of company;
7.	Communication with the company’s registration agent;
8.	Provision of business office.

Fee:

Our fee for the above service shall be HK$5,500.00 per month payable monthly in advance. Please note that this fee assumes that your business operation remains at the present state. All out-of-pocket expenses shall be for the account of Sancon.

Commencement:

The commencement date of the service shall be June 1, 2013.

If you find the above correctly outlines our understanding, please confirm by signing at the space provided below and return to us a copy of this letter. We thank you for giving us the opportunity to be of service.

For and on behalf of	Agreed and confirmed by
Fintel (USA) Limited	Sancon Resources Recovery, Inc.

/s/ Stephen Tang	/s/ Francis Bok
Authorized Signature	Authorized Signature